Exhibit (a)(11)
GOLDMAN SACHS VARIABLE INSURANCE TRUST
AMENDMENT NO. 10 TO AGREEMENT
AND DECLARATION OF TRUST
     The undersigned Secretary/Assistant Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on February 9, 2006:
     RESOLVED, that effective April 28, 2006, the Agreement and Declaration of Trust of the Trust dated September 16, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs CORE U.S. Equity Fund” to “Goldman Sachs Structured U.S. Equity Fund”; and
     FURTHER RESOLVED, that effective April 28, 2006, the Agreement and Declaration of Trust of the Trust dated September 16, 1997, as amended (the “Declaration”), be further amended as contemplated in Article V, section 2 and Article IX, section 8 thereof by changing the name of the existing Series of units of the Trust known as “Goldman Sachs CORE Small Cap Equity Fund” to “Goldman Sachs Structured Small Cap Equity Fund”; and
     FURTHER RESOLVED, that the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, and any Assistant Secretary of the Trust be, and each of them hereby is, severally authorized and empowered, in the name of the Trust, to execute and deliver an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.
As of February 9, 2006

/s/ Howard B. Surloff
Howard B. Surloff
Title:	Secretary